Exhibit 99.1

NEWS RELEASE

May 2, 2014	OTCQX: DPDW

DEEP DOWN NAMES NEW INDEPENDENT BOARD MEMBER

HOUSTON, TX – May 2, 2014/PRNewswire/ -- Deep Down, Inc. (the “Company”) (OTCQX: DPDW), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services today announced that Mark Carden has joined its Board of Directors as an independent director, effective May 1, 2014.

Mr. Carden was a Partner at Coopers & Lybrand, LLP, now PricewaterhouseCoopers, LLP and held multiple senior-level financial positions from 1981 to 1999; he most recently served as Chief Operating Officer, Global Energy Assurance Practice. Additionally, Mr. Carden was one of three CPAs in the US selected to serve a two year fellowship at the Financial Accounting Standards Board from 1991 to 1993. Mr. Carden holds a BBA (graduated Cum Laude) from Texas A&M University. He is currently the Executive Pastor and Elder at Clear Creek Community Church.

Ron Smith, Chief Executive Officer of Deep Down, Inc. stated, “We are pleased to make this announcement about Mark joining our Board as an independent director. This is another major step in strengthening our corporate governance. Mark is a seasoned executive and will provide guidance as we continue to expand and grow our Company.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. Deep Down’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001